Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333- 248942

September 30, 2020

$400,000,000

Encompass Health Corporation

4.625% Senior Notes due 2031

Pricing Term Sheet dated

September 30, 2020

Issuer:	Encompass Health Corporation

Size:	$400,000,000

Maturity:	April 1, 2031

Coupon:	4.625%

Offering Price:	100.00% of face amount plus accrued interest from October 5, 2020 to the Settlement Date

Yield to Maturity:	4.625%

Yield to Worst:	4.625%

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2021

Record Dates:	March 15 and September 15

Equity Clawback:	Up to 35% at 104.625% until April 1, 2026

Optional Redemption:	Make-whole call at T + 50 basis points to April 1, 2026, then: On or after:

	April 1, 2026 April 1, 2027 April 1, 2028 April 1, 2029 and thereafter	102.313% 101.542% 100.771% 100.000%

Underwriting Discount:	1.5%

Net Proceeds to Issuer Before Expenses:	$394,000,000

Trade Date:	September 30, 2020

Settlement Date*:	T + 3; October 5, 2020

Denomination:	$2,000, and integral multiples of $1,000 in excess thereof.

CUSIP/ISIN:	CUSIP: 29261A AE0 ISIN: US29261AAE01

Distribution:	SEC Registered

Joint Book-Running Managers:

Truist Securities, Inc.

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Regions Securities LLC

Wells Fargo Securities, LLC

*

Note: Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof should consult their advisors.

Reference is made to the preliminary prospectus supplement, dated September 30, 2020, to the prospectus dated September 21, 2020 (together, the “Preliminary Prospectus”). The Issuer and its subsidiary guarantors have filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer or any underwriter will arrange to send the prospectus to you if you request it by contacting any of the Joint Book-Running Managers at Truist Securities, 3333 Peachtree Road, 10th Floor, Atlanta, GA 30326, by telephone at (800) 685-4786 or by e-mail at STRHdocs@SunTrust.com; Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (888) 603-5847 or by email at Barclaysprospectus@broadridge.com; BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, by telephone at (800) 294-1322 or by email at dg.prospectus_requests@bofa.com; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146 or by email at Prospectus@citi.com; Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526, by facsimile at (212) 902-9316 or by email at Prospectus-ny@ny.email.gs.com; J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at (866) 803-9204; Morgan Stanley & Co. LLC, at 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department, by telephone at (866) 718-1649 or by email at prospectus@morganstanley.com; RBC Capital Markets, Brookfield Place, 200 Vesey Street, 8th Floor, New York, New York 10281, Attention: Leveraged Capital Markets, or by telephone at 1-877-280-1299; Regions Securities LLC, 615 S. College Street 6th Floor, Charlotte, NC 28202, or by telephone at 704-940-5066; or Wells Fargo Securities LLC, Attn: WFS Customer Service, 608 2nd Ave S, Suite 1000, Minneapolis, MN 55402, by telephone at (800) 645-9751 Opt 5 or by email at wfscustomerservice@wellsfargo.com.

This communication should be read in conjunction with the Preliminary Prospectus. The information in this communication supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.

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